Exhibit 4.1

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL TO THE HOLDER (IF REQUESTED BY THE COMPANY), IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD OR ELIGIBLE TO BE SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES. ANY TRANSFEREE OF THIS NOTE SHOULD CAREFULLY REVIEW THE TERMS OF THIS NOTE. THE PRINCIPAL AMOUNT REPRESENTED BY THIS NOTE AND, ACCORDINGLY, THE SECURITIES ISSUABLE UPON CONVERSION HEREOF MAY BE LESS THAN THE AMOUNTS SET FORTH ON THE FACE HEREOF.

TRIO PETROLEUM CORP.

Senior Secured Convertible Promissory Note

Original Issuance Date: April 24, 2024

Principal Amount: $400,000

Maturity Date: August 16, 2024

Loan Amount: $360,000

FOR VALUE RECEIVED, Trio Petroleum Corp., a Delaware corporation (the “Maker” or the “Company”), hereby promises to pay to the order of               , a business entity organized under the laws of the Cayman Islands, or its registered assigns (the “Holder”) the principal sum of $400,000 (the “Principal Amount”) pursuant to the terms of this Convertible Promissory Note (this “Note”) and, collectively with the Amended and Restated Initial Purchaser Note, the “Notes”). In exchange for delivery of this Note on the Original Issuance Date referred to above, the Holder shall lend the Maker $360,000 in United States dollars net of an original issuance discount of $40,000.

ARTICLE 1

PAYMENT OF PRINCIPAL; INTEREST; PREPAYMENTS, ETC.

1.1 Purchase Agreement. This Note has been executed and delivered pursuant to, and is issued pursuant to the Purchase Agreement, and is subject to, and incorporates, the provisions of the Purchase Agreement.

1.2 Interest. This Note has been issued with original issue discount and no interest shall accrue hereunder prior to the occurrence of an Event of Default. From and after the occurrence and during the continuance of any Event of Default, interest shall accrue hereunder at a rate equal to 15% per annum or, if less, the highest amount permitted by law (such interest upon an Event of Default shall be referred to as “Interest” or “Default Interest”), shall compound monthly based upon a 360-day year, and shall be due and payable on the first Trading Day of each month during the continuance of such Event of Default (a “Default Interest Payment Date”). In the event that such Event of Default is subsequently cured and no other Event of Default then exists (including, without limitation, for the Company’s failure to pay such Default Interest on the applicable Default Interest Payment Date), the Default Interest shall cease to accrue hereunder as of the day immediately following the date of such cure; provided that the Interest as calculated and unpaid at such increased rate during the continuance of such Event of Default shall continue to apply to the extent relating to the days after the occurrence of such Event of Default through and including the date of such cure of such Event of Default.

1.3 Principal Installment Payments. Subject to the provisions of Section 1.4 hereafter, on August 16, 2024 (such date, the “Maturity Date”), the Company shall pay to Holder an amount of cash representing the Outstanding Balance due under this Note as of the Maturity Date. The Maturity Date may be extended at the sole discretion of the Holder for any number of consecutive thirty (30) day periods. The Maker and the Holder agree that all payments made under this Note, including without limitation the provisions of Article 1, shall be subject in all cases to the terms of the Purchase Agreement.

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1.4 Prepayment.

(a) Optional Prepayment. At any time after the Original Issuance Date and provided that no Event of Default has occurred, the Maker shall have the right to prepay all or any portion of the Outstanding Balance at any time (“Optional Prepayment”), by paying to the Holder a sum of money equal to one hundred percent (100%) of the Outstanding Balance amount to be redeemed and any and all other sums due, accrued or payable to the Holder arising under this Note or any Transaction Document through the Optional Prepayment Date as defined below (the “Optional Prepayment Amount”). The Maker’s election to exercise its right to prepay must be by notice in writing (“Optional Prepayment Notice”). The Optional Prepayment Notice shall specify the date for such Optional Prepayment (the “Optional Prepayment Date”), which date shall not be more than fifteen (15) Trading Days after the date of the Optional Prepayment Notice (the “Optional Prepayment Period”). An Optional Prepayment Notice shall not be effective with respect to any portion of the Outstanding Balance for which the Holder has a pending election to convert, or for conversions initiated or made by the Holder during the Optional Prepayment Period. On the Optional Prepayment Date, the Optional Prepayment Amount, less any portion of the Optional Prepayment Amount against which the Holder has exercised its conversion rights, shall be paid in good funds to the Holder. If the Maker fails to pay the Optional Prepayment Amount on or before the Optional Prepayment Date as set forth herein, then such Notice of Optional Prepayment will be null and void.

(b) Mandatory Prepayment. If, while this Note is outstanding, the Maker consummates a Qualified Financing, the Maker shall be required to prepay the entire Outstanding Balance of this Note (the “Mandatory Prepayment Amount”) from the proceeds of such Qualified Financing, unless otherwise waived, in writing, by the Holder (the “Mandatory Prepayment”). The Maker shall provide the Holder with written notice, at least ten (10) Trading Days prior to the closing of such Qualified Financing (the “Mandatory Prepayment Period”), notifying the Holder of its right to Mandatory Prepayment hereunder (the “Mandatory Prepayment Notice”). In the event that the right to a Mandatory Prepayment is not waived, in writing, by the Holder, a Mandatory Prepayment Notice shall not be effective with respect to any portion of the Outstanding Balance for which the Holder has a pending election to convert, or for conversions initiated or made by the Holder during the Mandatory Prepayment Period. On or before the date that is five (5) Trading Days after the closing of such Qualified Financing, (the “Mandatory Prepayment Date”), the Maker shall pay to the Holder in good funds the Mandatory Prepayment Amount, less any portion of the Mandatory Prepayment Amount against which the Holder has exercised its conversion rights.

(c) Except as otherwise provided elsewhere in this Note, the Maker may not prepay any portion of this Note.

1.5 Secured Obligation. This Note shall constitute a senior obligation of the Maker and its Subsidiaries and is subject to the terms and conditions of the Amended and Restated Security Agreement. The security interest granted to the Holder shall be pari passu with the security interest granted to the Initial Purchaser, pursuant to terms and conditions of the Security Agreement.

1.6 Payment on Non-Trading Days. Whenever any payment to be made on this Note shall be due on a day which is not a Trading Day, such payment shall be due on the next succeeding Trading Day.

1.7 Replacement. Upon receipt of a duly executed Affidavit of Loss and Indemnity Agreement in customary form from the Holder with respect to the loss, theft or destruction of this Note (or any replacement hereof), or, in the case of a mutilation of this Note, upon surrender and cancellation of such Note, the Maker shall issue a new Note, of like tenor and amount, in lieu of such lost, stolen, destroyed or mutilated Note. The Holder shall not be required to post a bond or other security.

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ARTICLE 2

EVENTS OF DEFAULT

2.1 Events of Default. Each of the following events shall constitute an “Event of Default”, upon provision of written notice from the Purchaser and the passage of two Business Days therefrom:

(a) any default in the payment of the Principal Amount or other sums due under this Note issued to the Holder when due (whether on the Maturity Date or by acceleration or otherwise);

(b) except as otherwise permitted in this Note, the Maker shall fail to observe or perform any other covenant, condition or agreement contained in this Note or any Transaction Document, including, for the avoidance of doubt, (i) any failure comply with the Piggy-Back Registration rights described in the Purchase Agreement, or (ii) any other material breach of its covenants and obligations under the Purchase Agreement or any of the other Transaction Documents to which the Maker and the Holder are parties;

(c) the Maker or any of its Subsidiaries shall (i) default in any payment of any Indebtedness and Permitted Indebtedness when such Indebtedness or Permitted Indebtedness is due and payable or (ii) default in performance of any other material agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing, or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity;

(d) the Maker’s notice to the Holder, including by way of public announcement at any time of its inability to comply or its intention not to comply with proper requests for conversion of this Note into Common Stock;

(e) the Maker shall fail to timely deliver the Common Stock as and when required in Section 3.2;

(f) any representation or warranty made by the Maker or any of its Subsidiaries in the Purchase Agreement, this Note, or any other Transaction Document shall prove to have been false or misleading or breached in a material respect on the date as of which made;

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(g) the Maker or any of its Subsidiaries shall: (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property or assets; (ii) make a general assignment for the benefit of its creditors; (iii) commence a voluntary case under the United States Bankruptcy Code (as now or hereafter in effect) or under the comparable laws of any jurisdiction (foreign or domestic); (iv) file a petition seeking to take advantage of any bankruptcy, insolvency, moratorium, reorganization or other similar law affecting the enforcement of creditors’ rights generally; (v) acquiesce in writing to any petition filed against it in an involuntary case under United States Bankruptcy Code (as now or hereafter in effect) or under the comparable laws of any jurisdiction (foreign or domestic); (vi) issue a notice of bankruptcy or winding down of its operations or issue a press release regarding same; or (vii) take any action under the laws of any jurisdiction (foreign or domestic) analogous to any of the foregoing;

(h) a proceeding or case shall be commenced in respect of the Maker or any of its Subsidiaries, without its application or consent, in any court of competent jurisdiction, seeking: (i) the liquidation, reorganization, moratorium, dissolution, winding up, or composition or readjustment of its debts; (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of it or of all or any substantial part of its assets in connection with the liquidation or dissolution of the Maker or any of its Subsidiaries; or (iii) similar relief in respect of it under any law providing for the relief of debtors, and such proceeding or case described in clause (i), (ii) or (iii) shall continue undismissed, or unstayed and in effect, for a period of 60 days or any order for relief shall be entered in an involuntary case under United States Bankruptcy Code (as now or hereafter in effect) or under the comparable laws of any jurisdiction (foreign or domestic) against the Maker or any of its Subsidiaries or action under the laws of any jurisdiction (foreign or domestic) analogous to any of the foregoing shall be taken with respect to the Maker or any of its Subsidiaries and shall continue undismissed, or unstayed and in effect for a period of 30 days;

(i) one or more final judgments or orders for the payment of money aggregating in excess of $150,000 (or its equivalent in the relevant currency of payment) are rendered against one or more of the Company and/or any of its Subsidiaries, that is not dismissed or stayed within 30 days;

(j) the Company fails to comply with the reporting requirements of the Exchange Act (including but not limited to becoming delinquent in the filing of any report required to be filed under the Exchange Act which shall not be considered delinquent if an extension permitted by Rule 12b-25 under the Exchange Act has been timely filed) or ceases to be subject to the reporting requirements of the Exchange Act. For avoidance of doubt, a failure to timely file an Exchange Act report or extension shall be deemed to be a failure to comply in a material respect;

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(k) the Maker’s Common Stock ceases to be listed on the Trading Market (unless the Maker’s Common Stock is immediately thereafter listed on either The Nasdaq Capital Market, the NYSE American LLC, The Nasdaq Global Select Market, The Nasdaq Global Market or The New York Stock Exchange, Inc.);

(l) the Maker consummates a “going private” transaction and as a result its Common Stock is no longer registered under Section 12(b) of the Exchange Act;

(m) there shall be any SEC stop order with respect to any Registration Statement pursuant to which any of the Registrable Securities are registered for resale, a trading suspension by the SEC or the Trading Market of the Common Stock, or any restriction in place with the Transfer Agent for the Common Stock restricting the trading of such Common Stock which continues for two (2) Trading Days;

(n) the electronic transfer by the Company of shares of Common Stock through the Depository Trust Company or another established clearing corporation is no longer available or is subject to a “chill” which continues for two (2) Trading Days;

(o) if the Company replaces its Transfer Agent, the Company fails to instruct the new Transfer Agent to provide prior to the effective date of such replacement, a fully executed irrevocable transfer agent instructions (including but not limited to the provision to irrevocably reserve the Required Minimum) signed by the successor Transfer Agent and the Company; or

(p) any provision of any Transaction Document shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against the parties thereto, or the validity or enforceability thereof shall be contested by any party thereto, or a proceeding shall be commenced by the Company or any Governmental Authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof, or the Company shall deny in writing that it has any liability or obligation purported to be created under any Transaction Document.

2.2 Default Notice; Right to Cure; Remedies Upon an Event of Default.

(a) Upon the occurrence of any Event of Default, the Maker shall, as promptly as possible but in any event within two Business Days of the occurrence of such Event of Default, notify the Holder of the occurrence of such Event of Default, describing the event or factual situation giving rise to the Event of Default and specifying the relevant subsection or subsections of Section 2.1 hereof under which such Event of Default has occurred (the “Default Notice”).

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(b) Upon the occurrence of any of the events set forth in subsections 2.1(a) and 2.1(p) above that has not been (i) waived, in writing, by the Holder within ten (10) Trading Days of Maker’s receipt of a Default Notice from Holder or (ii) cured by the Maker within ten (10) Trading Days of Maker’s receipt of a Default Notice from Holder, provided, however, that (i) any event described in subsection 2.1(a) must be waived or cured within five (5) Trading Days after Maker’s receipt of Default Notice and (ii) there shall be no cure period for any event described in subsection 2.1(g) or 2.1(h), the Maker shall be obligated to pay to the Holder Default Interest on the Outstanding Balance until the Event of Default has been cured.

(b) Upon the occurrence of any Event of Default, the Maker shall, as promptly as possible but in any event within two Trading Days of the occurrence of such Event of Default, notify the Holder of the occurrence of such Event of Default, describing the event or factual situation giving rise to the Event of Default and specifying the relevant subsection or subsections of Section 2.1 hereof under which such Event of Default has occurred.

(c) Subject to Section 2.2(b), upon the occurrence of any Event of Default which has continued for a period of at least fifteen (15) days, the Holder may at any time, after such 15-day period, at its option declare, by written notice to the Maker, the Outstanding Balance due and payable, and thereupon, the same shall be accelerated and so due and payable within two Trading Days of receipt of such notice. Upon any such acceleration and the payment of the entire Outstanding Balance, this Note shall be terminated and the Maker shall have no further obligations hereunder.

(d) Any Event of Default hereunder may be waived upon the mutual agreement of the Company and the Holder.

ARTICLE 3

CONVERSION; CERTAIN ADJUSTMENTS

3.1 Conversion.

(a) Conversion. At any time after the Original Issuance Date, this Note shall be convertible (in whole or in part) at the option of the Holder into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing (i) that portion of the Outstanding Balance that the Holder elects to convert by (ii) the Conversion Price then in effect on the date on which the Holder delivers to the Maker a notice of conversion in substantially the form attached hereto as Exhibit A (the “Notice of Conversion”) in accordance with Section 5.1. The Holder shall deliver this Note to the Maker at the address designated in the Purchase Agreement at such time that this Note is fully converted. With respect to partial conversions of this Note, the Maker shall keep written records of the amount of this Note converted as of the date of such conversion.

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(b) Conversion Price. The “Conversion Price” means $0.25 per share, subject to adjustment as provided herein. For avoidance of doubt, all references in this Note to the Conversion Price shall be construed to include adjustments as provided in this Note. The Maker is responsible for fees of the Transfer Agent and all DTC fees associated with any issuance.

(c) Optional Conversion on Qualified Financing. The Company shall notify the Holders at least ten (10) Trading Days prior to the closing of a Qualified Financing as to the expected timing and principal terms thereof. Prior to a Qualified Financing, the Holder, at its sole option, may deliver to the Maker a Notice of Conversion to convert all or any portion of the Outstanding Balance, for a number of Conversion Shares equal to the quotient obtained by dividing the dollar amount of such Outstanding Balance by the Conversion Price.

3.2 Delivery of Conversion Shares.

(a) As soon as practicable after any conversion or payment of any amount due hereunder in the form of shares of Common Stock in accordance with this Note, and in any event within the Standard Settlement Period thereafter (such date, the “Share Delivery Date”), the Maker shall, at its expense, cause to be issued in the name of and delivered to the Holder, or as the Holder may direct, a certificate or certificates evidencing the number of shares of fully paid and non-assessable Common Stock to which the Holder shall be entitled on such conversion or payment (the “Conversion Shares”), in the applicable denominations based on the applicable conversion or payment, which certificate or certificates shall be free of restrictive and trading legends (except for any such legends as may be required under the Securities Act). In lieu of delivering physical certificates for the Common Stock issuable upon any conversion of this Note, provided the Transfer Agent is participating in the Depository Trust Company (“DTC”) DTC Fast Automated Securities Transfer Program or a similar program, upon request of the Holder, the Company shall cause the Transfer Agent to electronically transmit such Conversion Shares issuable upon conversion of this Note to the Holder (or its designee), by crediting the account of the Holder’s (or such designee’s) broker with DTC through its Deposit Withdrawal At Custodian system (provided that the same time periods herein as for stock certificates shall apply) as instructed by the Holder (or its designee).

(b) Obligation Absolute. The Company’s obligations to issue and deliver the Conversion Shares upon conversion of this Note in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by the Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Company of any such action the Company may have against the Holder. If the Holder of this Note shall elect to convert any or all of the then Outstanding Balance of this Note, the Company may not refuse conversion based on any claim that the Holder or anyone associated or affiliated with the Holder has been engaged in any violation of law, violation of any agreement to which the Holder or the Company is a party, or for any other reason, unless (i) an injunction issued by a court, on notice to Holder, restraining and or enjoining conversion of all or part of this Note shall have been sought and obtained, and (ii) the Company posts a surety bond for the benefit of the Holder in the amount of the Outstanding Balance being converted, which is subject to the injunction, which bond shall remain in effect until the completion of litigation of the underlying dispute and the proceeds of which shall be payable to the Holder (as liquidated damages) to the extent it obtains judgment. In the absence of such injunction, the Company shall issue the Conversion Shares or, if applicable, cash, upon delivery of a Notice of Conversion.

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(c) Reserved.

(d) Beneficial Ownership Limitation. The Company shall not effect any conversion of this Note, and a Holder shall not have the right to convert any portion of this Note, to the extent that after giving effect to the conversion set forth on the applicable Notice of Conversion, the Holder (together with the Holder’s Affiliates, and any Persons acting as a Group together with the Holder or any of the Holder’s Affiliates) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its Affiliates shall include the number of shares of Common Stock issuable upon conversion of this Note with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (i) conversion of the remaining, unconverted Outstanding Balance of this Note beneficially owned by the Holder or any of its Affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its Affiliates. Except as set forth in the preceding sentence, for purposes of this Section 3.2(d), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 3.2(d) applies, the determination of whether this Note is convertible (in relation to other securities owned by the Holder together with any Affiliates) and of which the Outstanding Balance of this Note is convertible shall be in the sole discretion of the Holder, and the submission of a Notice of Conversion shall be deemed to be the Holder’s determination of whether this Note may be converted (in relation to other securities owned by the Holder together with any Affiliates) and which Outstanding Balance of this Note is convertible, in each case subject to the Beneficial Ownership Limitation. To ensure compliance with this restriction, the Holder will be deemed to represent to the Company each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this paragraph and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any Group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 3.2(d), in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) the Company’s most recent periodic or annual report filed with the SEC, as the case may be, (ii) a more recent public announcement by the Company, or (iii) a more recent written notice by the Company or the Company’s Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder, the Company shall within two Trading Days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Note, by the Holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of this Note held by the Holder. The Holder, upon not less than 61 days’ prior notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 3.2(d), provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of this Note held by the Holder and the Beneficial Ownership Limitation provisions of this Section 3.2(d) shall continue to apply. Any such increase or decrease will not be effective until the 61st day after such notice is delivered to the Company. The Beneficial Ownership Limitation provisions of this Section 3.2(d) shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this hereof to correct this Section 3.2(d) (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of this Note.

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(e) Fractional Shares. The Company shall not issue any fraction of a share of Common Stock upon any conversion. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up to the nearest whole share.

(f) No Impairment. The Maker shall not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Maker, but will at all times in good faith assist in the carrying out of all the provisions of this Section 3.2 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the Holder against impairment.

(g) Issuance Taxes. The Maker shall pay any and all issuance and other taxes, excluding federal, state, or local income taxes, that may be payable in respect of any issue or delivery of Common Stock on conversion of this Note pursuant thereto; provided, however, that the Maker shall not be obligated to pay any transfer taxes resulting from any transfer requested by the Holder in connection with any such conversion.

(h) Reservation of Common Stock. The Maker shall, at all times while this Note shall be outstanding, reserve and keep available out of its authorized but unissued Common Stock a sufficient number of shares of Common Stock to issue to Holder upon any conversions of the Outstanding Balance (disregarding for this purpose any and all limitations of any kind on such conversion) (the “Required Minimum”).

(i) Regulatory Compliance. If any Common Stock to be reserved for the purpose of conversion of this Note requires registration or listing with or approval of any Governmental Authority, national securities exchange or other regulatory body under any federal or state law or regulation or otherwise before such shares may be validly issued or delivered upon conversion, the Maker shall, at its sole cost and expense, in good faith and as expeditiously as possible, secure such registration, listing or approval, as the case may be.

3.3 Certain Adjustments. The Conversion Price and number and kind of shares or other securities to be issued upon conversion shall be subject to adjustment from time to time upon the happening of certain events while this conversion right remains outstanding, as follows:

(a) Reclassification, etc. If the Maker at any time shall, by reclassification or otherwise, change the Common Stock into the same or a different number of securities of any class or classes, this Note, as to the unpaid Outstanding Balance, shall thereafter be deemed to evidence the right to convert into an adjusted number of such securities and kind of securities as would have been issuable as the result of such change with respect to the Common Stock immediately prior to such reclassification or other change.

(b) Stock Splits, Combinations and Dividends. If the shares of Common Stock are subdivided or combined into a greater or smaller number of shares of Common Stock, or if a dividend is paid on the Common Stock in shares of Common Stock, the Conversion Price shall be proportionately reduced in case of subdivision of shares or stock dividend or proportionately increased in the case of combination of shares, in each such case by the ratio which the total number of shares of Common Stock outstanding immediately after such event bears to the total number of shares of Common Stock outstanding immediately prior to such event.

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(c ) Voluntary Adjustment by Company. Subject to the rules and regulations of the Trading Market, the Company may at any time during the term of this Note, with the prior written consent of the Holder reduce the then current Conversion Price of this Note to any amount and for any period of time deemed appropriate by the board of directors of the Company.

3.4 Reserved.

3.5 Rights Upon Fundamental Transaction.

(a) Assumption. Upon the Company entering into or becoming a party to a Fundamental Transaction (i) the Person (which may be the Company) formed by, resulting from or surviving any Fundamental Transaction or the Person with which such Fundamental Transaction shall have been entered into (the “Successor Entity”) shall assume in writing all of the obligations of the Company under this Note prior to such Fundamental Transaction, including agreements to deliver to the Holder in exchange for the Note a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to the Note, including, without limitation, having principal and interest equal to the Outstanding Balance of the Note held by the Holder, having similar conversion rights as the Note and having similar ranking and security to the Note, and satisfactory to the Holder and (ii) the Successor Entity (including its parent entity) is a publicly traded corporation whose common stock is quoted on or listed for trading on any eligible market, including The Nasdaq Capital Market, the NYSE American LLC, The Nasdaq Global Select Market, The Nasdaq Global Market or The New York Stock Exchange, Inc. Upon the occurrence of any Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Note and the other Transaction Documents referring to the “Company” or the “Maker” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Note and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Company herein. Upon consummation of a Fundamental Transaction, the Successor Entity shall deliver to the Holder confirmation that there shall be issued upon conversion or redemption of this Note at any time after the consummation of such Fundamental Transaction, in lieu of the shares of Common Stock issuable upon the conversion or redemption of the Note prior to such Fundamental Transaction, such shares of the publicly traded common stock (or their equivalent) of the Successor Entity (including its parent entity) which the Holder would have been entitled to receive upon the happening of such Fundamental Transaction had this Note been converted immediately prior to such Fundamental Transaction (without regard to any limitations on the conversion of this Note), as adjusted in accordance with the provisions of this Note. Notwithstanding the foregoing, the Holder may elect, at its sole option, by delivery of written notice to the Company, to waive this Section 3.5(a) to permit the Fundamental Transaction without the assumption of this Note. The provisions of this Section 3.5(a) shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations on the conversion of this Note.

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(b) Notice of a Change of Control; Redemption Right. No sooner than twenty (20) Trading Days nor later than ten (10) Trading Days prior to the consummation of a Change of Control, but not prior to the public announcement of such Change of Control, the Company shall deliver written notice thereof via email and overnight courier to the Holder (a “Change of Control Notice”). At any time during the period beginning after the Holder’s receipt of a Change of Control Notice or the Holder becoming aware of a Change of Control if a Change of Control Notice is not delivered to the Holder in accordance with the immediately preceding sentence (as applicable) and ending on twenty (20) Trading Days after the later of (i) the date of consummation of such Change of Control or (ii) the date of receipt of such Change of Control Notice or (iii) the date of the announcement of such Change of Control, the Holder may require the Company to redeem all or any portion of the Outstanding Balance of this Note by delivering written notice thereof (“Change of Control Redemption Notice”) to the Company, which Change of Control Redemption Notice shall indicate the amount the Outstanding Balance the Holder is electing to redeem. The portion of this Note subject to redemption pursuant to this Section 3.5(d) shall be redeemed by the Company in cash at a price equal to 110% of the Outstanding Balance of this Note (the “Change of Control Redemption Price”). To the extent redemptions required by this Section 3.5(b) are deemed or determined by a court of competent jurisdiction to be prepayments of this Note by the Company, such redemptions shall be deemed to be voluntary prepayments. Notwithstanding anything to the contrary in this Section 3.5(b), but subject to Section 3.2(d), until the Change of Control Redemption Price is paid in full, the amount of the Outstanding Balance submitted for redemption under this Section 3.5(b) may be converted, in whole or in part, by the Holder into Common Stock pursuant to Section 3.2. In the event of a partial redemption of this Note pursuant hereto, the amount of the Outstanding Balance of this Note redeemed shall be deducted from the Outstanding Balance.

(c) Other Corporate Events. In addition to and not in substitution for any other rights hereunder, prior to the consummation of any Fundamental Transaction pursuant to which holders of shares of Common Stock are entitled to receive securities or other assets with respect to or in exchange for shares of Common Stock (a “Corporate Event”), the Company shall make appropriate provision to ensure that the Holder will thereafter have the right to receive upon a conversion of this Note, at the Holder’s option, (i) in addition to the shares of Common Stock receivable upon such conversion, such securities or other assets to which the Holder would have been entitled with respect to such shares of Common Stock had such shares of Common Stock been held by the Holder upon the consummation of such Corporate Event (without taking into account any limitations or restrictions on the convertibility of this Note) or (ii) in lieu of the shares of Common Stock otherwise receivable upon such conversion, such securities or other assets received by the holders of shares of Common Stock in connection with the consummation of such Corporate Event in such amounts as the Holder would have been entitled to receive had this Note initially been issued with conversion rights for the form of such consideration (as opposed to shares of Common Stock) at a conversion price for such consideration commensurate with the Conversion Price. Provision made pursuant to the preceding sentence shall be in a form and substance satisfactory to the Holder. The provisions of this Section 3.5(c) shall apply similarly and equally to successive Corporate Events and shall be applied without regard to any limitations on the conversion or redemption of this Note.

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3.6 No Rights as Shareholder. Nothing contained in this Note shall be construed as conferring upon the Holder, prior to the conversion of this Note, the right to vote or to receive dividends or to consent or to receive notice as a shareholder of the Company in respect of any meeting of shareholders for the election of directors of the Maker or of any other matter, or any other rights as a shareholder of the Maker.

ARTICLE 4

COVENANTS

4.1 Covenants. For so long as there is any Outstanding Balance of this Note, unless the Holder has otherwise given prior written consent, the Company shall be bound by the following covenants:

(a) Prohibition on Indebtedness and Liens. Neither the Company nor any Subsidiary will create, incur or otherwise become or remain liable with respect to, any indebtedness for borrowed money, evidenced by notes or other instruments or for the deferred purchase price of goods or services, other than Permitted Indebtedness.

(b)   Restriction on Prepayment and Cash Dividends. At any time that an Event of Default exists and is continuing under this Note, the Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, prepay, repurchase or declare or pay any cash dividend or other distribution on any of its capital stock excluding any intercompany transfers.

(c) Preservation of Existence, Etc. The Company shall maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, its existence, rights, and privileges, and become or remain, and cause each of its material Subsidiaries to become or remain, duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary.

(d) Maintenance of Properties, Etc. The Company shall maintain and preserve, and cause each of its material Subsidiaries to maintain and preserve, all of its properties which are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, and comply, and cause each of its material Subsidiaries to comply, at all times with the provisions of all leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder.

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(e) Maintenance of Intellectual Property. The Company will, and will cause each of its material Subsidiaries to, take all action necessary or advisable to maintain all of the rights or licenses to use all trademarks, trade names, service marks, service mark registrations, service names, original works of authorship, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets, and other intellectual property rights and all applications and registrations therefor of the Company and/or any of its Subsidiaries, in each case that are necessary or material to the conduct of its business in full force and effect.

(f) Transactions with Affiliates. The Company shall not, nor shall it permit any of its Subsidiaries to, enter into, renew, extend or be a party to, any transaction or series of related transactions (including, without limitation, the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any Affiliate, except in the ordinary course of business or consistent with past practice and necessary or desirable for the prudent operation of its business, for fair consideration and on terms no less favorable to it or its Subsidiaries than would be obtainable in a comparable arm’s length transaction with a Person that is not an Affiliate thereof.

(g) Use of Proceeds. The Maker shall use the proceeds of this Note for working capital and general corporate purposes.

(h) Operation of Business. The Company shall operate its business in the ordinary course consistent with past practices.

(i)   Compliance with Transaction Documents. The Maker shall, and shall cause its Subsidiaries to, comply with its obligations under this Note and the other Transaction Documents.

(j) Payment of Taxes, Etc. The Maker shall, and shall cause each of its Subsidiaries to, promptly pay and discharge, or cause to be paid and discharged, when due and payable, all lawful taxes, assessments and governmental charges or levies imposed upon the income, profits, property or business of the Maker and the Subsidiaries, except for such failures to pay that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect; provided, however, that any such tax, assessment, charge, or levy need not be paid if the validity thereof shall currently be contested in good faith by appropriate proceedings and if the Maker or such Subsidiaries shall have set aside on its books adequate reserves with respect thereto, and provided, further, that the Maker and such Subsidiaries will pay all such taxes, assessments, charges, or levies forthwith upon the commencement of proceedings to foreclose any lien which may have attached as security therefor.

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ARTICLE 5

MISCELLANEOUS

5.1 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via email at the email address specified in this Section 5.1 prior to 5:00 p.m. (New York, N.Y. time) on a Trading Day, (b) the next Trading Day after the date of transmission, if such notice or communication is delivered via email at the email address specified in this Section 5.1 on a day that is not a Trading Day or later than 5:00 p.m. (New York, N.Y. time) on any date and earlier than 11:59 p.m. (New York, N.Y. time) on such date, (c) the Trading Day following the date of delivery to a carrier , if sent by U.S. nationally recognized overnight courier service next Trading Day delivery, or (d) upon actual receipt by the party to whom such notice is required to be given. The addresses for notice shall be as set forth in the Purchase Agreement.

5.2 Governing Law. This Note shall be governed by and construed in accordance with the Purchase Agreement. This Note shall not be interpreted or construed with any presumption against the party causing this Note to be drafted.

5.3 Headings. Article and section headings in this Note are included herein for purposes of convenience of reference only and shall not constitute a part of this Note for any other purpose.

5.4 Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note, at law or in equity (including, without limitation, a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit the Holder’s right to pursue actual damages for any failure by the Maker to comply with the terms of this Note. Amounts set forth or provided for herein with respect to payments, conversion, and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Maker (or the performance thereof). The Maker acknowledges that a breach by it of its obligations hereunder will cause irreparable and material harm to the Holder and that the remedy at law for any such breach would be inadequate. Therefore, the Maker agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available rights and remedies, at law or in equity, to seek equitable relief, including but not limited to an injunction restraining any such breach or threatened breach, without the necessity of pleading and proving irreparable harm or lack of an adequate remedy at law and without any bond or other security being required.

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5.5 Enforcement Expenses. The Maker agrees to pay all costs and expenses of the Holder in enforcing or exercising its rights under this Note, including, without limitation, reasonable attorneys’ fees and expenses and the fees and expenses of any expert witnesses.

5.6 Binding Effect. The obligations of the Maker set forth herein shall be binding upon its successors and assigns, whether or not such successors or assigns are permitted by the terms herein.

5.7 Amendments; Waivers. Except for Section 3.2(d), which may not be amended, modified, or waived by the Company or the Holder except as expressly set forth therein, no provision of this Note may be waived or amended except in a written instrument signed by the Company and the Holder. No waiver of any default with respect to any provision, condition, or requirement of this Note shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition, or requirement hereof, nor shall any delay or omission of the Holder to exercise any right hereunder in any manner impair the exercise of any such right.

5.8 Compliance with Securities Laws. The Holder of this Note acknowledges that this Note is being acquired solely for the Holder’s own account and not as a nominee for any other party, and for investment, and that the Holder shall not offer, sell, or otherwise dispose of this Note in violation of applicable securities laws. This Note and any Note issued in substitution or replacement therefor shall be stamped or imprinted with a legend in substantially the form as the legend on the face of this Note.

5.9 Exclusive Jurisdiction; Venue. Any action, proceeding or claim arising out of, or relating in any way to, this Agreement shall be brought and enforced as provided in the Purchase Agreement.

5.10 Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder in the exercise of any power, right, or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right, or privilege preclude other or further exercise thereof or of any other right, power, or privilege.

5.11 Maker Waivers. Except as otherwise specifically provided herein, the Maker and all others that may become liable for all or any part of the obligations evidenced by this Note, hereby waive presentment, demand, notice of nonpayment, protest, and all other demands and notices in connection with the delivery, acceptance, performance, and enforcement of this Note, and do hereby consent to any number of renewals of extensions of the time or payment hereof and agree that any such renewals or extensions may be made without notice to any such persons and without affecting their liability herein and do further consent to the release of any person liable hereon, all without affecting the liability of the other persons, firms or Maker liable for the payment of this Note, and do hereby waive the right to a trial by jury.

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5.12 Definitions. Capitalized terms used herein and not defined shall have the meanings set forth in the Purchase Agreement. For the purposes hereof, the following terms shall have the following meanings.

“Affiliate” has the meaning set forth in the Purchase Agreement.

“Change of Control” means any Fundamental Transaction other than (i) any merger of the Company or any of its, direct or indirect, wholly-owned Subsidiaries with or into any of the foregoing Persons, (ii) any reorganization, recapitalization or reclassification of the shares of Common Stock in which holders of the Company’s voting power immediately prior to such reorganization, recapitalization or reclassification continue after such reorganization, recapitalization or reclassification to hold publicly traded securities and, directly or indirectly, are, in all material respects, the holders of the voting power of the surviving entity (or entities with the authority or voting power to elect the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities) after such reorganization, recapitalization or reclassification, or (iii) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company or any of its Subsidiaries. Notwithstanding anything to the contrary herein, a change of control that results in connection with a public offering of the Company’s securities shall not be considered a Change of Control for the purposes of this Note.

“Business Day” has the meaning set forth in the Purchase Agreement.

“Change of Control Notice” has the meaning set forth in Section 3.5(b).

“Change of Control Redemption Notice” has the meaning set forth in Section 3.5(b).

“Change of Control Redemption Price” has the meaning set forth in Section 3.5(b).

“Common Stock” shall have the meaning set forth in the Purchase Agreement, and for the purposes of this Note, shall also refer to Conversion Shares unless otherwise apparent from the context.

“Company” has the meaning set forth on page 1 of this Note

“Conversion Price” has the meaning set forth in Section 3.1(b).

“Conversion Shares” has the meaning set forth in Section 3.2(a). In this Note, the use of Common Stock shall also refer to Conversion Shares unless otherwise apparent from the context.

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“Corporate Event” has the meaning set forth in Section 3.5(c).

“Default Interest” has the meaning set forth in Section 1.2.

“Default Interest Payment Date” has the meaning set forth in Section 1.2.

“Default Notice” has the meaning set forth in Section 2.1.

“DTC” has the meaning set forth in Section 3.2(a).

“Event of Default” has the meaning set forth in Section 2.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exempt Issuance” has the meaning set forth in the Purchase Agreement.

“Fundamental Transaction” means (a) that the Company shall, directly or indirectly, including through Subsidiaries, Affiliates or otherwise, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Person, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company or any of its “significant subsidiaries” (as defined in Rule 1-02 of Regulation S-X) to one or more Persons, or (iii) make, or allow one or more Persons to make, or allow the Company to be subject to or have its Common Stock be subject to or party to one or more Persons making, a purchase, tender or exchange offer that is accepted by the holders of at least either (x) 50% of the outstanding shares of Common Stock, (y) 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all Persons making or party to, or Affiliated with any Person or group of Persons making or party to, such purchase, tender or exchange offer were not outstanding; or (z) such number of shares of Common Stock such that all Persons making or party to, or Affiliated with any Person making or party to, such purchase, tender or exchange offer, become collectively the beneficial owners (as defined in Rule 13d-3 under the Exchange Act) of at least 50% of the outstanding shares of Common Stock, or (iv) consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with one or more Persons whereby all such Persons, individually or in the aggregate, acquire, either (x) at least 50% of the outstanding shares of Common Stock, (y) at least 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all the Persons making or party to, or Affiliated with any Person making or party to, such stock purchase agreement or other business combination were not outstanding; or (z) such number of shares of Common Stock such that the Persons become collectively the beneficial owners (as defined in Rule 13d-3 under the Exchange Act) of at least 50% of the outstanding shares of Common Stock, or (v) reorganize, recapitalize or reclassify its Common Stock, (B) that the Company shall, directly or indirectly, including through Subsidiaries, Affiliates or otherwise, in one or more related transactions, allow any Person individually or the Persons in the aggregate to be or become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, whether through acquisition, purchase, assignment, conveyance, tender, tender offer, exchange, reduction in outstanding shares of Common Stock, merger, consolidation, business combination, reorganization, recapitalization, spin-off, scheme of arrangement, reorganization, recapitalization or reclassification or otherwise in any manner whatsoever, of either (x) at least 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock, (y) at least 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock not held by all such Persons as of the date of this Note calculated as if any shares of Common Stock held by all such Persons were not outstanding, or (z) a percentage of the aggregate ordinary voting power represented by issued and outstanding shares of Common Stock or other equity securities of the Company sufficient to allow such Persons to effect a statutory short form merger or other transaction requiring other shareholders of the Company to surrender their shares of Common Stock without approval of the shareholders of the Company or (C) directly or indirectly, including through Subsidiaries, Affiliates or otherwise, in one or more related transactions, the issuance of or the entering into any other instrument or transaction structured in a manner to circumvent, or that circumvents, the intent of this definition in which case this definition shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this definition to the extent necessary to correct this definition or any portion of this definition which may be defective or inconsistent with the intended treatment of such instrument or transaction. Notwithstanding anything to the contrary herein, any of the above events that occur in connection with a public offering of the Company’s securities shall not be considered a Fundamental Transaction for the purposes of this Note.

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“GAAP” has the meaning set forth in the Purchase Agreement.

“Governmental Authority” has the meaning set forth in the Purchase Agreement.

“Group” means a “group” as that term is used in Section 13(d) of the Exchange Act and as defined in Rule 13d-5 thereunder.The Company acknowledges that the Purchasers have not acted as a Group and agrees it shall not make that assertion in the future.

“Holder” has the meaning contained on page 1 of this Note.

“Indebtedness” means (i) any liabilities for borrowed money or amounts owed (ii) all guaranties, endorsements and other contingent obligations in respect of indebtedness of others, whether or not the same are or should be reflected in the Company’s consolidated balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; (iii) all obligations or liabilities secured by a lien or encumbrance on any asset of the Company, irrespective of whether such obligation or liability is assumed and (iv) the present value of any lease payments due under leases required to be capitalized in accordance with GAAP.

“Interest” has the meaning set forth in Section 1.2.

“Maker” has the meaning set forth on page 1 of this Note.

“Maturity Date” is the maturity date set forth at the beginning of this Note.

“Note” has the meaning set forth on page 1 of this Note.

“Notice of Change of Control” has the meaning set forth in Section 3.5(c).

“Notice of Conversion” has the meaning contained set forth in Section 3.1(a).

“Other Note” means the secured convertible promissory note issued by the Company to the Additional Purchaser.

“Outstanding Balance” means the Principal Amount, as reduced or increased, as the case may be, pursuant to the terms of this Note for conversion, or otherwise, plus any accrued but unpaid Interest, collection and enforcements costs, and any other fees or charges incurred under this Note.

“Permitted Indebtedness means (a) this Note, (b) the Amended and Restated Initial Purchaser Note (c) the Company’s presently existing Indebtedness (including committed lease facilities), (d) purchase money Indebtedness and capitalized leases (including in connection with equipment and real estate financings) incurred in the ordinary course of business not exceeding $100,000, in the aggregate, at any one time outstanding, (e) unsecured indebtedness incurred in the ordinary course of business not exceeding $100,000 in the aggregate, (f) trade accounts payable in the ordinary course of business, and (g) payment of deferred purchase price for acquisitions.

“Piggy-Back Registration” has the meaning set forth in the Purchase Agreement.

“Principal Amount” has the meaning set forth on page 1 of this Note.

“Purchase Agreement” means the Amended and Restated Securities Purchase Agreement, dated as of April 24, 2024, among the Company, the Holder and the Initial Purchaser, as the same may be amended from time to time.

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“Qualified Financing” means any debt or equity financing of the Company or any Subsidiary or Affiliate generating, in a single transaction or a series of related transactions, gross proceeds of not less than $1,000,000.00, including, without limitation, any borrowing of money, including bank or financial institution indebtedness, or public or private offering of debt securities, Common Stock, options to purchase Common Stock or other derivative securities convertible into or exercisable for Common Stock, but excluding Exempt Issuances.

“Required Minimum” has the meaning contained in Section 3.2(h).

“SEC” means the United States Securities and Exchange Commission or the successor thereto.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Share Delivery Date” has the meaning set forth in Section 3.2(a).

“Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Company’s primary Trading Market with respect to the Common Stock as in effect on the date of delivery of the Notice of Conversion.

“Successor Entity” has the meaning set forth in Section 3.5(a).

“Trading Day” means a day on which the Common Stock is traded on a Trading Market for at least 4.5 hours.

“Trading Market” has the meaning set forth in the Purchase Agreement.

“Transaction Documents” has the meaning set forth in the Purchase Agreement.

“Transfer Agent” has the meaning set forth in the Purchase Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Maker has caused this Amended and Restated Note to be duly executed by its duly authorized officer as of the date first above indicated.

TRIO PETROLEUM CORP.

By:
Name:	Michael L. Peterson
Title:	Chief Executive Officer

Signature Page to Trio Petroleum Corp. Amended and Restated Note